Exhibit 5.1
Orrick, Herrington & Sutcliffe LLP

631 WILSHIRE BOULEVARD
SUITE 2C
SANTA MONICA, CA 90401
+1-310-633-2800
orrick.com
May 22, 2025
Luminar Technologies, Inc.
2603 Discovery Drive, Suite 100
Orlando, Florida 32826

Re:	Series A Convertible Preferred Stock and Class A Common Stock registered under Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Luminar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) up to 50,800 shares (the “Preferred Shares”) of Series A Convertible Preferred Stock, par value $0.0001 per share, with a stated value of $1,000 per share (the “Series A Preferred Stock”), consisting of up to 40,000 shares of Series A Preferred Stock and up to 10,800 shares of Series A Preferred Stock issuable as dividends payable in kind if and when payable on such shares (such 10,800 shares, the “PIK Shares”), (b) 505,051 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), to be issued under the Securities Purchase Agreement (the “Commitment Shares”), and (c) up to 64,141,414 shares of Class A common stock (the “Conversion Shares”) issuable upon the conversion, if any, of the Preferred Shares, pursuant to Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (Registration Statement No. 333-279118) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus dated April 4, 2025 included therein (the “Base Prospectus”), and the prospectus supplement dated May 22, 2025, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”). The Preferred Shares, including the PIK Shares, the Commitment Shares, and the Conversion Shares are collectively referred to herein as the “Securities”. The Securities are to be sold by the Company in the manner described in the Registration Statement and the Prospectus. The Company is filing this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).
In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”), (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (iii) certain resolutions of the Board of Directors of the Company (including the Liability Management Committee thereof) relating to the Registration Statement and the issuance, sale and registration of the Securities, (iv) the Registration Statement, (v) the Prospectus, (vi) the Securities Purchase Agreement dated May 19, 2025 between the Company and the purchasers of the Series A Preferred Stock (the “Securities Purchase Agreement”); (vii) the Certificate of Designations of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on May 22, 2025 (the “Certificate of Designations”), and (viii) such corporate records of the Company, certificates of public officials, officers of the Company and other

Luminar Technologies, Inc.
May 22, 2025

persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for the opinions set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
We have also assumed that: (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement and (ii) after the issuance of the Conversion Shares, the total number of issued shares of Class A common stock, together with the total number of shares of Conversion Shares, will not exceed the total number of authorized shares of Class A common stock available for issuance under the Certificate of Incorporation as then in effect. Further, we have assumed the Conversion Price (as defined in the Certificate of Designations) will not be adjusted to an amount below the par value per share of the shares of Class A common stock.
Our opinion herein is limited to the General Corporation Law of the State of Delaware.
Based upon and subject to the foregoing, we are of opinion that:
1.The Preferred Shares have been duly authorized and, (i) with respect to the Preferred Shares to be issued and sold by the Company pursuant to the Securities Purchase Agreement, upon issuance, delivery and payment therefor in the manner contemplated by the Securities Purchase Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, and (ii) with respect to the PIK Shares, upon issuance and delivery thereof in the manner contemplated by the Certificate of Designations, if and when lawfully declared as dividends by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.
2.The Conversion Shares have been duly authorized and, when the Conversion Shares are issued and delivered in accordance with the terms of the Series A Preferred Stock and the Certificate of Designations and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Conversion Shares will be validly issued, fully paid and non-assessable.
3.The Commitment Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Securities Purchase Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Luminar Technologies, Inc.
May 22, 2025

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the General Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP